Exhibit (a)(2)(vi)

HIGHLAND FUNDS I

AMENDMENT TO CERTIFICATE OF DESIGNATION

HIGHLAND UNCONSTRAINED INCOME OPPORTUNITIES FUND

WHEREAS, the Trustees of Highland Funds I, a Delaware statutory trust (the “Trust”), acting pursuant to Article V, Section 5.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated September 14, 2012, as amended from time to time (the “Declaration”), by the affirmative vote of a majority of the Trustees, established and designated Highland Unconstrained Income Opportunities Fund (the “Fund”) as a Series of the Trust; and

WHEREAS, the Trustees of the Trust, by action taken at a Board meeting held on June 5-6, 2014, authorized the name change of the Fund to Highland Opportunistic Credit Fund, such name change to take effect as of June 6, 2014, and authorized the Treasurer of the Trust to sign an amendment to the Fund’s Certificate of Designation reflecting such name change;

NOW THEREFORE, the Certificate of Designation of the Fund be, and hereby is, amended as of the 6th day of June 2014 to replace all references to Highland Unconstrained Income Opportunities Fund with Highland Opportunistic Credit Fund.

IN WITNESS WHEREOF, the undersigned, being the Treasurer of the Trust, has hereunto set his hand as of the 6th day of June, 2014

HIGHLAND FUNDS I

/s/ Brian Mitts

By: Brian Mitts

Title: Treasurer